Exhibit 99.1

CFO to Leave State Auto Financial

CONTACT:

Noreen Johnson

(614) 917-5017

COLUMBUS, Ohio – June 7, 2006 – State Auto Financial Corporation (NASDAQ:STFC) today announced that Steven J. Johnston, the insurer’s Chief Financial Officer, will leave the company June 19, 2006.

“I regret Steve’s decision to leave State Auto,” said Robert P. Restrepo, Jr., President, Chairman and CEO of STFC. “Steve made many contributions during his 21-year career here, not the least of which was developing a rich reservoir of talent. They will allow us to move forward, focusing on the management of our successful business.”

Cynthia A. Powell, STFC Vice President and Comptroller, will assume responsibility for finance and treasury.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a property and casualty insurance holding company. The company markets its personal and commercial insurance products through more than 22,300 independent insurance agents associated with approximately 3,000 agencies in 27 states. The company has been named Forbes Magazine’s “Best Managed Insurance Company in America” for 2006 and is in a select group, making up just 3% of publicly traded companies, earning the Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession. The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on the company can be found on its Web page at www.STFC.com.